Exhibit 99.1

Contact:	Kevin Lycklama or David Lam
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $5.2 Million in Second Fiscal Quarter 2023;
Results Highlighted by Net Interest Margin Expansion

Vancouver, WA – October 27, 2022 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $5.2 million, or $0.24 per diluted share, in the second fiscal quarter ended September 30, 2022, compared to $4.7 million, or $0.21 per diluted share, in the preceding quarter and $6.4 million, or $0.29 per diluted share, in the second fiscal quarter a year ago.
In the first six months of fiscal 2023, net income was $9.8 million, or $0.45 per diluted share, compared to $12.2 million, or $0.55 per diluted share, in the first six months of fiscal 2022. Year-to-date fiscal 2023 results included no provision for loan losses, compared to a $2.7 million recapture of a provision for loan losses in the same period a year earlier.
“We are pleased to deliver strong second quarter earnings which is a direct result of our efforts to increase profitability while managing our operating expenses,” stated Kevin Lycklama, president and chief executive officer. “Growth in our net interest income reflects the continued expansion of the net interest margin by 19 basis points in the second fiscal quarter, compared to the preceding quarter. We remain well positioned for any additional Fed rate increases later in the year with our asset sensitive position, which should further expand our net interest margin in future quarters.”

Second Quarter Highlights (at or for the period ended September 30, 2022)

•	Net income was $5.2 million, or $0.24 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $6.8 million for the quarter compared to $6.0 million in the preceding quarter and $7.3 million for the year ago quarter.
•	Net interest income increased to $13.4 million for the quarter compared to $12.7 million in the preceding quarter and $12.4 million in the second fiscal quarter a year ago.
•	Net interest margin (“NIM”) expanded to 3.30% for the quarter, compared to 3.11% in the preceding quarter and 3.12% for the year ago quarter.
•	Return on average assets was 1.21% and return on average equity was 13.28%.
•
Riverview recorded no provision for loan losses during the current quarter or the prior quarter, and recorded a $1.1 million recapture of a provision for loan losses in the second fiscal quarter a year ago.

•	The allowance for loan losses was $14.6 million, or 1.44% of total loans.
•
Total loans were $1.01 billion for both the current and prior quarter end and increased $96.5 million compared to a year ago. Included in total loans were $8.7 million of purchased commercial loans during the quarter.

•	Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (non-GAAP) at $248,000, or 0.01% of total assets at September 30, 2022.
•	Total deposits decreased $6.3 million to $1.49 billion compared to three months earlier with a majority of the decrease due to the decline in CD account balances.
•	Total risk-based capital ratio was 16.48% and Tier 1 leverage ratio was 9.57%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Income Statement Review
Riverview’s net interest income increased to $13.4 million in the current quarter, compared to $12.7 million in the preceding quarter, and $12.4 million in the second fiscal quarter a year ago. The increase in net interest income compared to the prior quarter was driven primarily by an increase in investment income and interest earned on our Federal Reserve account from the recent interest rate hikes as well as higher yields on new loan originations in our loan portfolio. Prior year net interest income included interest and fee income earned on PPP loans and net fees on loan prepayments. The adjusted net interest income (non-GAAP) increased to $12.6 million in the current quarter compared to $12.0 million in the preceding quarter and $10.8 million in the second fiscal quarter a year ago. In the first six months of fiscal 2023, net interest income increased to $26.1 million compared to $23.7 million in the first six months of fiscal 2022.
During the second quarter of fiscal 2023, there was an insignificant amount of interest and net fee income earned through PPP loan forgiveness and normal amortization. This compared to $101,000 of interest and net fee income on PPP loans during the preceding quarter and $928,000 in the second quarter of the prior year.
Riverview’s NIM was 3.30% for the second quarter of fiscal 2023, a 19 basis-point increase compared to 3.11% in the preceding quarter and an 18 basis-point increase compared to 3.12% in the second quarter of fiscal 2022. “The increase in investment yields due to the recent Fed rate increases contributed to NIM expansion during the quarter,” said David Lam, executive vice president and chief financial officer. In the first six months of fiscal 2023, the net interest margin was 3.21% compared to 3.09% in the same period a year earlier.
During the second quarter of fiscal 2023, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $137,000 and increased the NIM by three basis points. This compared to $168,000 in net fees on loan prepayments adding four basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $49,000 and resulted in a one-basis point increase in the NIM during the second quarter, compared to $37,000 and a one-basis point increase in the NIM during the preceding quarter. SBA PPP loan interest and fees did not contribute to NIM for the current quarter, compared to two basis points increase for the preceding quarter. The average overnight cash balances were $137.6 million during the quarter ended September 30, 2022, compared to $194.3 million in the preceding quarter and $345.8 million for the second fiscal quarter a year ago. Without the elevated level in overnight cash balances, NIM would have been 11 basis points higher in the current quarter, 31 basis points higher in the prior quarter and 79 basis points higher in the second fiscal quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.37% in the current quarter, 3.35% in the preceding quarter and 3.60% in the second fiscal quarter a year ago. The following table represents the components of (non-GAAP) Core NIM:
	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021

Net interest margin (GAAP)	3.30%	3.11%	3.12%
Net fees on loan prepayments	(0.03)	(0.04)	(0.13)
Accretion on purchased MBank loans	(0.01)	(0.01)	(0.03)
SBA PPP loans	0.00	(0.02)	(0.15)
Excess FRB liquidity	0.11	0.31	0.79
Core net interest margin (non-GAAP)	3.37%	3.35%	3.60%

During the second fiscal quarter of 2023, Riverview continued to deploy excess cash into its investment portfolio. Investment securities totaled $464.7 million at September 30, 2022, compared to $437.7 million at June 30, 2022. During the current quarter, the Company purchased $46.9 million in new securities with a weighted average yield of 3.68%. Investment purchases were comprised primarily of agency securities and MBS backed by government agencies.
Average securities balances for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, were $473.4 million, $441.6 million and $326.1 million, respectively. The weighted average yields on securities balances for those same periods were 1.89%, 1.74% and 1.47%, respectively.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Riverview’s loan yields remained relatively unchanged during the quarter at 4.38% compared to 4.39% in the preceding quarter and decreased when compared to 5.11% in the second fiscal quarter a year ago. The cost of deposits were 0.09% during the second fiscal quarter compared to 0.07% in the preceding quarter, and 0.11% in the second fiscal quarter a year ago.
Non-interest income was $3.1 million during the second fiscal quarter, which was unchanged compared to both the preceding quarter and the second fiscal quarter of 2022. Interchange income remained strong. However, brokered loan fees have slowed due to the decrease in mortgage activity and rising interest rates. In the first six months of fiscal 2023, non-interest income was $6.3 million compared to $6.7 million in the same period a year ago which included a one-time BOLI death benefit of $500,000.
Asset management fees were $1.2 million during the second fiscal quarter and in the preceding quarter, and $928,000 in the second fiscal quarter a year ago. Riverview Trust Company’s assets under management were $752.4 million at September 30, 2022, compared to $1.2 billion at June 30, 2022 and $1.3 billion at September 30, 2021. The decrease compared to the prior quarter was a result of a single large client’s planned conclusion of trust services along with decreases in stock market-based assets due to the downturn in the financial markets.
Non-interest expense was $9.8 million during the current quarter and in the preceding quarter and totaled $8.2 million in the second fiscal quarter a year ago. Year-to-date, non-interest expense was $19.6 million compared to $17.3 million in the first six months of fiscal 2022. The prior year three and six-month period included a $1.0 million gain on sale of a building. Salary and employee benefits decreased slightly compared to the prior quarter. However, wage pressures and the competitive landscape for attracting and retaining employees, continues to put pressure on salary and employee benefits. The efficiency ratio was 59.2% for the second fiscal quarter compared to 61.9% in the preceding quarter and 53.0% in the second fiscal quarter a year ago. Occupancy and depreciation expense increased due to the Company’s rebranding effort in addition to updates and modernization initiatives completed at our facilities.
Return on average assets was 1.21% in the second quarter of fiscal 2023 compared to 1.08% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 13.28% and 16.15%, respectively, compared to 11.91% and 14.46%, respectively, for the prior quarter.
Riverview’s effective tax rate for the second quarter of fiscal 2023 was 23.2%, compared to 22.7% for the preceding quarter, and 23.1% for the year ago quarter.
Balance Sheet Review
Total loans were $1.01 billion at September 30, 2022, unchanged compared to three months earlier. Total loans increased from $914.5 million a year ago. During the quarter, Riverview completed the purchase of $8.7 million in commercial loans, that was primarily offset by a $7.7 million decline in existing loans. Riverview’s loan pipeline increased compared to the prior quarter and totaled $73.3 million at September 30, 2022, compared to $66.8 million at the end of the prior quarter. New loan originations during the quarter totaling $48.7 million compared to $90.7 million in the preceding quarter and $110.5 million in the second quarter a year ago.
Undisbursed construction loans totaled $53.9 million at September 30, 2022, compared to $47.7 million at June 30, 2022, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $26.4 million at September 30, 2022, compared to $34.1 million at June 30, 2022. Revolving commercial business loan commitments totaled $59.3 million at September 30, 2022, compared to $57.3 million three months earlier. Utilization on these loans totaled 20.3% at September 30, 2022, compared to 22.3% at June 30, 2022. The weighted average rate on loan originations during the quarter improved to 5.77% compared to 4.71% in the preceding quarter.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Total deposits were $1.49 billion at September 30, 2022, compared to $1.50 billion at June 30, 2022, representing a decrease of $6.3 million. Total deposits decreased $17.3 million, or 1.2%, compared to a year earlier. The decrease can be attributed to deposit pricing pressures and customers seeking out higher yielding investment alternatives. Checking accounts, as a percentage of total deposits, totaled 53.3% at September 30, 2022.
Shareholders’ equity was $147.2 million at September 30, 2022, compared to $154.4 million three months earlier and $159.8 million a year earlier. Tangible book value per share (non-GAAP) was $5.56 at September 30, 2022, compared to $5.78 at June 30, 2022, and $5.96 at September 30, 2021. The decrease in shareholders’ equity and tangible book value per share during the current quarter was primarily due to a $7.6 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates during the current quarter. Riverview paid a quarterly cash dividend to $0.06 per share on October 24, 2022, to shareholders of record on October 13, 2022.
Credit Quality
Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) at $248,000, or 0.01% of total assets as of September 30, 2022, compared to $262,000, or 0.02% of total assets at June 30, 2022. Including government guaranteed loans, non-performing assets were $21.0 million, or 1.25% of total assets, at September 30, 2022, compared to $27.5 million, or 1.62% of total assets, three months earlier and $490,000, or 0.03% of total assets, at September 30, 2021. The $21.0 million includes non-performing government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease significantly.  During the quarter, these balances were reduced by $6.5 million as we continue to work through the reconciliation of these loans with the third-party servicer.
Additional details on government guaranteed loans.
The Bank holds approximately $19.8 million of the government guaranteed loans originated by other banks that, when purchased, were placed into a Direct Registration Certificate (“DRC”) program by the SBA’s former fiscal transfer agent, Colson Inc. (“Colson”). Under the DRC program, Colson was required to remit monthly payments to the investor holding the guaranteed balance, whether or not a payment had actually been received from the borrower. In 2020, Colson did not successfully retain its existing contract as the SBA’s fiscal transfer agent and began transitioning servicing over to a new company, Guidehouse. In late 2021, Guidehouse, under their contract with the SBA, declined to continue the DRC program. After declining to continue the DRC program, all payments under the DRC program began to be held by Guidehouse or Colson until the DRC program could be unwound and the DRC holdings converted into normal pass through certificates. As part of unwinding the DRC program, Colson has requested investors who had received payments in advance of the borrower actually remitting payment return advanced funds before they will process the conversion of certificates. The Bank continues to work with Colson on the reconciliation and transfer of these loans. The Bank expects the reconciliation and unwinding process to continue and until the reconciliation and unwinding process is completed, these loans will be reflected as past due. The Bank is fully guaranteed to be paid all principal and interest on these loans.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Non-performing loans (GAAP)	$20,979	$27,534	$490
Less: Non-performing Government Guaranteed loans	(20,731)	(27,272)	(94)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$248	$262	$396

Non-performing loans to total loans (GAAP)	2.08%	2.72%	0.05%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.25%	1.62%	0.03%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.02%	0.02%

Riverview recorded net loan charge-offs of $7,000 during the second fiscal quarter. This compared to net loan recoveries of $36,000 for the preceding quarter and net loan recoveries of $10,000 in the second fiscal quarter a year ago. Riverview recorded no provision for loan losses during the second fiscal quarter, or the first fiscal quarter. This compared to a recapture of a provision for loan losses of $1.1 million in the second fiscal quarter a year ago.
Classified assets were $6.6 million at September 30, 2022, compared to $6.4 million at June 30, 2022, and $10.3 million at September 30, 2021. The classified asset to total capital ratio was 3.8% at September 30, 2022, compared to 3.7% three months earlier and 6.2% a year earlier. Criticized assets decreased to $980,000 at September 30, 2022, compared to $1.3 million at June 30, 2022 and $31.3 million at September 30, 2021.
The allowance for loan losses was $14.6 million at September 30, 2022, which was unchanged from June 30, 2022. This compared to $16.5 million one year earlier. The allowance for loan losses represented 1.44% of total loans at September 30, 2022 and June 30, 2022, compared to 1.80% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.53% at September 30, 2022, and June 30, 2022, compared to 1.97% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $285,000 at September 30, 2022, compared to $334,000 three months earlier.
PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, and in PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees. At September 30, 2022, there was $11,000 in total outstanding PPP loans from Round 1 and Round 2.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.48% and a Tier 1 leverage ratio of 9.57% at September 30, 2022. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.22% at September 30, 2022.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Stock Repurchase Program
On March 9, 2022, Riverview announced that its Board of Directors authorized the repurchase of up to $5.0 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on March 21, 2022, and continuing until the earlier of the completion of the repurchase or September 9, 2022, depending upon market conditions. As of September 9, 2022, Riverview had completed the full $5.0 million authorized, repurchasing 718,734 shares at an average price of $6.96 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	March 31, 2022

Shareholders' equity (GAAP)	$147,162	$154,433	$159,760	$157,249
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(437)	(466)	(557)	(495)
Tangible shareholders' equity (non-GAAP)	$119,649	$126,891	$132,127	$129,678

Total assets (GAAP)	$1,684,898	$1,697,711	$1,716,352	$1,740,096
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(437)	(466)	(557)	(495)
Tangible assets (non-GAAP)	$1,657,385	$1,670,169	$1,688,719	$1,712,525

Shareholders' equity to total assets (GAAP)	8.73%	9.10%	9.31%	9.04%

Tangible common equity to tangible assets (non-GAAP)	7.22%	7.60%	7.82%	7.57%

Shares outstanding	21,507,132	21,943,160	22,164,707	22,127,396

Book value per share (GAAP)	6.84	7.04	7.21	7.11

Tangible book value per share (non-GAAP)	5.56	5.78	5.96	5.86

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net income (GAAP)	$5,194	$4,652	$6,430	$9,846	$12,185
Include: Provision for income taxes	1,567	1,366	1,933	2,933	3,513
Include: Provision for (recapture of) loan losses	-	-	(1,100)	-	(2,700)
Pre-tax, pre-provision income (non-GAAP)	$6,761	$6,018	$7,263	$12,779	$12,998

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net interest income (GAAP)	$13,431	$12,661	$12,376	$26,092	$23,660
Tax equivalent adjustment	21	21	17	42	33
Net fees on loan prepayments	(137)	(168)	(485)	(305)	(528)
Accretion on purchased MBank loans	(49)	(37)	(89)	(86)	(160)
SBA PPP loans interest income and net fees	-	(101)	(928)	(101)	(1,820)
Income on excess FRB liquidity	(716)	(366)	(129)	(1,082)	(206)
Adjusted net interest income (non-GAAP)	$12,550	$12,010	$10,762	$24,560	$20,979

	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Average balance of interest-earning assets (GAAP)	$1,616,711	$1,635,048	$1,577,652	$1,625,791	$1,528,454
SBA PPP loans (average)	-	(1,546)	(46,169)	(774)	(63,140)
Excess FRB liquidity (average)	(137,644)	(194,307)	(345,806)	(165,821)	(309,269)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,479,067	$1,439,195	$1,185,677	$1,459,196	$1,156,045

	Three Months Ended			Six Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net interest margin (GAAP)	3.30%	3.11%	3.12%	3.21%	3.09%
Net fees on loan prepayments	(0.03)	(0.04)	(0.13)	(0.04)	(0.07)
Accretion on purchased MBank loans	(0.01)	(0.01)	(0.03)	(0.01)	(0.02)
SBA PPP loans	0.00	(0.02)	(0.15)	(0.01)	(0.11)
Excess FRB liquidity	0.11	0.31	0.79	0.21	0.73
Core net interest margin (non-GAAP)	3.37%	3.35%	3.60%	3.36%	3.62%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	March 31, 2022

Allowance for loan losses	$14,552	$14,559	$16,500	$14,523

Loans receivable (GAAP)	$1,011,008	$1,012,465	$914,532	$990,408
Exclude: Government Guaranteed loans	(59,009)	(59,943)	(43,709)	(59,420)
Exclude: SBA PPP loans	(11)	(11)	(32,666)	(3,085)
Loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	$951,988	$952,511	$838,157	$927,903

Allowance for loan losses to loans receivable (GAAP)	1.44%	1.44%	1.80%	1.47%

Allowance for loan losses to loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	1.53%	1.53%	1.97%	1.57%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Non-performing loans (GAAP)	$20,979	$27,534	$490
Less: Non-performing Government Guaranteed loans	(20,731)	(27,272)	(94)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$248	$262	$396

Non-performing loans to total loans (GAAP)	2.08%	2.72%	0.05%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.03%	0.04%

Non-performing loans to total assets (GAAP)	1.25%	1.62%	0.03%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.02%	0.02%

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.68 billion at September 30, 2022, it is the parent company of the 99-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	March 31, 2022
ASSETS

Cash (including interest-earning accounts of $89,957, $127,859,	$114,183	$141,836	$368,122	$241,424
$352,187 and $224,589)
Certificate of deposits held for investment	249	249	249	249
Investment securities:
Available for sale, at estimated fair value	213,708	181,697	278,224	165,782
Held to maturity, at amortized cost	251,016	256,002	72,109	253,100
Loans receivable (net of allowance for loan losses of $14,552,
$14,559, $16,500, and $14,523)	996,456	997,906	898,032	975,885
Prepaid expenses and other assets	12,868	26,897	11,681	12,396
Accrued interest receivable	5,207	5,012	4,772	4,650
Federal Home Loan Bank stock, at cost	2,019	2,019	1,722	2,019
Premises and equipment, net	17,494	16,973	16,307	17,166
Financing lease right-of-use assets	1,317	1,336	1,393	1,355
Deferred income taxes, net	11,448	9,060	5,467	7,501
Mortgage servicing rights, net	24	28	52	34
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	437	466	557	495
Bank owned life insurance	31,396	31,154	30,589	30,964

TOTAL ASSETS	$1,684,898	$1,697,711	$1,716,352	$1,740,096

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,489,352	$1,495,605	$1,506,679	$1,533,878
Accrued expenses and other liabilities	18,327	18,026	20,165	19,298
Advance payments by borrowers for taxes and insurance	925	523	650	555
Junior subordinated debentures	26,875	26,854	26,791	26,833
Finance lease liability	2,257	2,270	2,307	2,283
Total liabilities	1,537,736	1,543,278	1,556,592	1,582,847

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2022 – 21,507,132 issued and outstanding;
June 30, 2022 – 21,154,170 issued and 21,943,160 outstanding;	214	219	221	221
September 30, 2021 – 22,414,615 issued and 22,164,707 outstanding;
March 31, 2022 – 22,155,636 issued and 22,127,396 outstanding;
Additional paid-in capital	57,233	60,838	62,122	62,048
Retained earnings	112,167	108,266	97,727	104,931
Accumulated other comprehensive loss	(22,452)	(14,890)	(310)	(9,951)
Total shareholders’ equity	147,162	154,433	159,760	157,249

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,684,898	$1,697,711	$1,716,352	$1,740,096

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
INTEREST INCOME:
Interest and fees on loans receivable	$11,068	$10,897	$11,626	$21,965	$22,402
Interest on investment securities - taxable	2,172	1,834	1,136	4,006	2,135
Interest on investment securities - nontaxable	65	66	55	131	105
Other interest and dividends	783	397	148	1,180	243
Total interest and dividend income	14,088	13,194	12,965	27,282	24,885

INTEREST EXPENSE:
Interest on deposits	327	281	399	608	841
Interest on borrowings	330	252	190	582	384
Total interest expense	657	533	589	1,190	1,225
Net interest income	13,431	12,661	12,376	26,092	23,660
Provision for (recapture of) loan losses	-	-	(1,100)	-	(2,700)

Net interest income after provision for (recapture of) loan losses	13,431	12,661	13,476	26,092	26,360

NON-INTEREST INCOME:
Fees and service charges	1,680	1,721	1,814	3,401	3,669
Asset management fees	1,162	1,160	928	2,322	1,904
Bank owned life insurance ("BOLI")	242	190	234	432	424
BOLI death benefit in excess of cash surrender value	-	-	21	-	500
Other, net	50	55	77	105	165
Total non-interest income, net	3,134	3,126	3,074	6,260	6,662

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,885	5,952	5,635	11,837	11,389
Occupancy and depreciation	1,550	1,514	1,309	3,064	2,718
Data processing	701	778	724	1,479	1,489
Amortization of core deposit intangible	29	29	31	58	62
Advertising and marketing	295	197	180	492	332
FDIC insurance premium	119	116	113	235	208
State and local taxes	218	191	221	409	419
Telecommunications	55	50	55	105	101
Professional fees	280	301	343	581	660
Gain on sale of premises and equipment, net	-	-	(1,001)	-	(993)
Other	672	641	577	1,313	939
Total non-interest expense	9,804	9,769	8,187	19,573	17,324

INCOME BEFORE INCOME TAXES	6,761	6,018	8,363	12,779	15,698
PROVISION FOR INCOME TAXES	1,567	1,366	1,933	2,933	3,513
NET INCOME	$5,194	$4,652	$6,430	$9,846	$12,185

Earnings per common share:
Basic	$0.24	$0.21	$0.29	$0.45	$0.55
Diluted	$0.24	$0.21	$0.29	$0.45	$0.55
Weighted average number of common shares outstanding:
Basic	21,624,469	22,027,874	22,179,829	21,825,070	22,261,856
Diluted	21,633,886	22,037,320	22,191,487	21,834,501	22,274,668

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
AVERAGE BALANCES
Average interest–earning assets	$1,616,711	$1,635,048	$1,577,652	$1,625,791	$1,528,454
Average interest-bearing liabilities	1,029,183	1,056,807	1,023,389	1,042,919	991,386
Net average earning assets	587,528	578,241	554,263	582,872	537,068
Average loans	1,002,925	995,066	902,971	999,017	914,006
Average deposits	1,501,534	1,518,961	1,469,311	1,510,199	1,421,462
Average equity	155,123	156,636	159,794	155,876	157,400
Average tangible equity (non-GAAP)	127,597	129,080	132,142	128,335	129,733

ASSET QUALITY	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021

Non-performing loans	$20,979	$27,534	$490
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	248	262	396
Non-performing loans to total loans	2.08%	2.72%	0.05%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.03%	0.04%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$20,979	$27,534	$490
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	248	262	396
Non-performing assets to total assets	1.25%	1.62%	0.03%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.02%	0.02%
Net loan charge-offs (recoveries) in the quarter	$7	$(36)	$(10)
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	(0.01)%	0.00%

Allowance for loan losses	$14,552	$14,559	$16,500
Average interest-earning assets to average
interest-bearing liabilities	157.09%	154.72%	154.16%
Allowance for loan losses to
non-performing loans	69.36%	52.88%	3367.35%
Allowance for loan losses to total loans	1.44%	1.44%	1.80%
Shareholders’ equity to assets	8.73%	9.10%	9.31%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.48%	16.31%	17.42%
Tier 1 capital (to risk weighted assets)	15.23%	15.06%	16.16%
Common equity tier 1 (to risk weighted assets)	15.23%	15.06%	16.16%
Tier 1 capital (to average tangible assets)	9.57%	9.29%	9.08%
Tangible common equity (to average tangible assets) (non-GAAP)	7.22%	7.60%	7.82%

DEPOSIT MIX	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	March 31, 2022

Interest checking	$291,758	$301,047	$288,242	$287,861
Regular savings	318,573	326,337	329,462	340,076
Money market deposit accounts	279,403	281,300	277,321	299,738
Non-interest checking	502,767	476,618	491,313	494,831
Certificates of deposit	96,851	110,303	120,341	111,372
Total deposits	$1,489,352	$1,495,605	$1,506,679	$1,533,878

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2022	(Dollars in thousands)
Commercial business	$236,306	$-	$-	$236,306
SBA PPP	11	-	-	11
Commercial construction	-	-	17,910	17,910
Office buildings	-	117,303	-	117,303
Warehouse/industrial	-	96,058	-	96,058
Retail/shopping centers/strip malls	-	85,157	-	85,157
Assisted living facilities	-	562	-	562
Single purpose facilities	-	265,501	-	265,501
Land	-	8,208	-	8,208
Multi-family	-	58,367	-	58,367
One-to-four family construction	-	-	19,848	19,848
Total	$236,317	$631,156	$37,758	$905,231

March 31, 2022
Commercial business	$225,006	$-	$-	$225,006
SBA PPP	3,085	-	-	3,085
Commercial construction	-	-	12,741	12,741
Office buildings	-	124,690	-	124,690
Warehouse/industrial	-	100,184	-	100,184
Retail/shopping centers/strip malls	-	97,192	-	97,192
Assisted living facilities	-	663	-	663
Single purpose facilities	-	260,108	-	260,108
Land	-	11,556	-	11,556
Multi-family	-	60,211	-	60,211
One-to-four family construction	-	-	11,419	11,419
Total	$228,091	$654,604	$24,160	$906,855

LOAN MIX	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	March 31, 2022
Commercial and construction
Commercial business	$236,317	$227,023	$206,709	$228,091
Other real estate mortgage	631,156	647,363	623,423	654,604
Real estate construction	37,758	30,754	13,621	24,160
Total commercial and construction	905,231	905,140	843,753	906,855
Consumer
Real estate one-to-four family	104,163	105,775	69,079	82,006
Other installment	1,614	1,550	1,700	1,547
Total consumer	105,777	107,325	70,779	83,553

Total loans	1,011,008	1,012,465	914,532	990,408

Less:
Allowance for loan losses	14,552	14,559	16,500	14,523
Loans receivable, net	$996,456	$997,906	$898,032	$975,885

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
September 30, 2022	(Dollars in thousands)
Commercial business	$90	$-	$90
Commercial real estate	111	-	111
Consumer	47	-	47
Subtotal	248	-	248

Government Guaranteed loans	-	20,731	20,731
Total non-performing assets	$248	$20,731	$20,979

RVSB Reports Second Quarter Fiscal 2023 Results
October 27, 2022

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021

Efficiency ratio (4)	59.19%	61.88%	52.99%	60.50%	57.13%
Coverage ratio (6)	137.00%	129.60%	151.17%	133.31%	136.57%
Return on average assets (1)	1.21%	1.08%	1.52%	1.15%	1.49%
Return on average equity (1)	13.28%	11.91%	15.96%	12.60%	15.44%
Return on average tangible equity (1) (non-GAAP)	16.15%	14.46%	19.31%	15.30%	18.73%

NET INTEREST SPREAD
Yield on loans	4.38%	4.39%	5.11%	4.39%	4.89%
Yield on investment securities	1.89%	1.74%	1.47%	1.82%	1.50%
Total yield on interest-earning assets	3.46%	3.24%	3.26%	3.35%	3.25%

Cost of interest-bearing deposits	0.13%	0.11%	0.16%	0.12%	0.17%
Cost of FHLB advances and other borrowings	4.49%	3.47%	2.59%	3.99%	2.63%
Total cost of interest-bearing liabilities	0.25%	0.20%	0.23%	0.23%	0.25%

Spread (7)	3.21%	3.04%	3.03%	3.12%	3.00%
Net interest margin	3.30%	3.11%	3.12%	3.21%	3.09%

PER SHARE DATA
Basic earnings per share (2)	$0.24	$0.21	$0.29	$0.45	$0.55
Diluted earnings per share (3)	0.24	0.21	0.29	0.45	0.55
Book value per share (5)	6.84	7.04	7.21	6.84	7.21
Tangible book value per share (5) (non-GAAP)	5.56	5.78	5.96	5.56	5.96
Market price per share:
High for the period	$7.67	$7.56	$7.60	$7.67	$7.60
Low for the period	6.18	6.09	6.76	6.09	6.47
Close for period end	6.35	6.58	7.27	6.35	7.27
Cash dividends declared per share	0.0600	0.0600	0.0550	0.1200	0.1050

Average number of shares outstanding:
Basic (2)	21,624,469	22,027,874	22,179,829	21,825,070	22,261,856
Diluted (3)	21,633,886	22,037,320	22,191,487	21,834,501	22,274,668

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.